Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
Michael T. Prior
Chief Executive Officer
978-619-1300
Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Prices

Public Offering of Common Stock

SALEM, MA — July 21, 2006—Atlantic Tele-Network, Inc. (Nasdaq: ATNI) today announced that it has priced the sale of 3.6 million shares of common stock at $19.00 per share in an underwritten public offering, consisting of 2.4 million shares offered by the Company and 1.2 million shares offered by Chairman Cornelius B. Prior, Jr. and related entities.  The net proceeds to the Company of this offering, which are approximately $42.4 million, will be used to repay a portion of the Company’s outstanding indebtedness, to fund capital expenditures, acquisitions and/or strategic investments and for general corporate purposes.  The Company will not receive any proceeds from the sale of shares of the selling stockholders.

Raymond James and UBS Investment Bank served as joint book-running managers for the offering, with Stifel Nicolaus as a co-managing underwriter.  The Company has granted the underwriters a 30-day option to purchase an additional 540,000 shares from the Company to cover over-allotments incurred in the offering, if any.

The offering is made under the Company’s universal shelf registration statement previously filed with the Securities and Exchange Commission.  Copies of the final prospectus supplement can be obtained by contacting Raymond James & Associates, Inc., 880 Carillon Parkway, Saint Petersburg, FL 33716, Attn: Pat Woolley, Tel: (727) 567-2400; UBS Securities LLC, 299 Park Avenue, New York, NY  10171, Attn: Prospectus Depart., Tel: (212) 821-3000; or Stifel, Nicolaus & Company, Incorporated, 501 North Broadway, St. Louis, MO 63102, Tel: (314) 342-2130.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and International carriers in rural areas throughout the United States; SoVerNet, Inc., which provides wireline voice and data services to businesses and homes across Vermont; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the United States Virgin Islands.  The Company also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements:  This news release contains forward-looking statements relating to the Company’s ability to complete the offering and its use of net proceeds.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including uncertainties relating to market conditions for equity securities generally, for the securities of telecommunications companies and for the Company’s common stock in particular, as well as those factors set forth under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which is on file with the SEC.  The Company  undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.